Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68350 and 333-83819) and Form S-8 (Nos. 333-37632, 33-53723, 33-35476, 33-71134 and 33-53723) of Cabot Oil & Gas Corporation of our report dated February 16, 2004 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 17, 2004